Exhibit 99.1

FPB Bancorp, Inc. Reports Second Quarter Results

PORT ST. LUCIE, Florida, August 7th – FPB Bancorp, Inc. (NASDAQ symbol:  FPBI), a Florida bank holding company whose subsidiary is First Peoples Bank, announced today a second quarter net loss of $1.2 million or $(.58) per basic and diluted common share, compared to a net loss of $291,000 or $(.14) per basic and diluted common share for the second quarter of 2008, and included a one-time charge of $548,000 relating to a loss on our investment in the parent company of our primary correspondent bank, Silverton Bank, N.A.  Total consolidated assets for the second quarter of 2009 were $262.4 million, as compared to $239.2 million for the second quarter of 2008, an increase of $23.2 million, or 9.72%.

David W. Skiles, President & CEO, stated, “Our ability to return to profitability continues to be hampered by downward economic pressures, deflated real estate values, and a growing decline in credit quality.  During the second quarter, additional loans totaling $2.6 million were transferred to foreclosed assets, and $1.4 million in additional loans were identified as impaired. Management continues to evaluate the collateral position associated with nonperforming loans for any deterioration in value on a regular basis, and we believe that at this time, no material losses are expected to be incurred above those already reserved or charged-off.  However, if the economy continues to suffer, or if local real estate values decline further, additional adjustments may be necessary in the future.”

The reserve for loan losses was $863,000 for the three months ended June 30, 2009, compared to $273,000 for the three months ended June 30, 2008, which directly impacted our second quarter earnings.  Impaired loans, which include loans that have been restructured or modified to assist borrowers who are experiencing financial difficulties, totaled $21 million at June 30, 2009, compared to $5.9 million at June 30, 2008.

Mr. Skiles continued by stating, “We continue to be in one of the hardest hit areas of Florida, with more than 14% unemployment, and an alarming increase in home foreclosures.  We are aggressively managing our problem loans, as well as evaluating our operational efficiency at all levels of the organization, but the reality is that until the economy and our local area in particular begin to see an economic improvement, our earnings may continue to be stressed.”

Mr. Skiles concluded by saying, “Our total risk-based capital ratios continue to be above the well-capitalized level required by regulation, and was 10.85% as of June 30th, 2009.  The board and management of FPB Bancorp, Inc. are committed to working through these troubled times and return the franchise to profitability.”

FPB Bancorp, Inc. is a one bank holding company located in Port St. Lucie, Florida. FPB Bancorp, Inc.’s sole subsidiary is First Peoples Bank, which has six full-service branches located in Port St. Lucie, Fort Pierce, Stuart, Vero Beach and Palm City, Florida.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this press release may contain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of FPB Bancorp, Inc., its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect FPB Bancorp, Inc.’s financial performance and could cause actual results for fiscal 2009 and beyond to differ materially from those expressed or implied in such forward-looking statements. FPB Bancorp, Inc. does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any project results expressed or implied therein will not be realized.

For further information regarding FPB Bancorp, Inc., please read the FPB Bancorp, Inc. reports filed with the Securities Exchange Commission and available at www.sec.gov or at its website at http://www.1stpeoplesbank.com.

For more information, contact:	Nancy E. Aumack
Chief Financial Officer
(772) 225-5930

FPB BANCORP, INC.
1301 South Port St. Lucie Blvd., Port St. Lucie, Florida 34952